Exhibit 99.1
LecTec Corporation Reports Sale of Patents to Endo Pharmaceuticals Inc.
May 9, 2011
TEXARKANA, Texas—(BUSINESS WIRE)—LecTec Corporation (OTCBB: LECT) announced today that it has sold certain of its patents to Endo Pharmaceuticals Inc. for $2,000,000. Such patents represent those for which the company settled prior litigation relating to its hydrogel patch technology. Provisions were made for LecTec to meet its contractual obligations pursuant to its prior litigation settlements and its agreement with Novartis Consumer Health, Inc. As a result of this sale, LecTec will not pursue further patent infringement litigation related to these patents. The sale proceeds will be subject to income taxation because of the prior use of LecTec’s federal net-operating-loss-carry-forward and related expenses.
Greg Freitag, CEO of LecTec stated: “This sale represents the continuation of the fulfillment of our business plan. We are pleased to have been able to complete this transaction and monetize a LecTec asset. This continues the companies move forward from the uncertainty of litigation outcome and intellectual property value to a focused effort on our merger strategy. LecTec is now well positioned to move forward and we believe our efforts will result in a positive situation for shareholders.”
About LecTec
LecTec is an intellectual property (“IP”) licensing and holding company with approximately $9M in cash at December 31, 2010. LecTec is pursuing a merger strategy which is intended to leverage its cash asset and improve shareholder value and liquidity, and has identified AxoGen Corporation (www.Axogeninc.com) as a candidate for this strategy. LecTec’s intellectual property portfolio contains domestic and international patents based on its original hydrogel patch technology and patent applications on a hand sanitizer patch. LecTec has completed through settlement its previous legal action against five defendants and sold a significant portion of its hydrogel patch intellectual property to Endo Pharmaceuticals Inc. Such actions have ended LecTec’s current pursuit of legal action regarding its intellectual property. LecTec also has a licensing agreement (“Novartis Agreement”) with Novartis Consumer Health, Inc., under which LecTec receives royalties from time to time based upon a percentage of Novartis’ net sales of licensed products. An effort to monetize the remainder of LecTec’s intellectual property is also ongoing, however, there can be no assurance that such effort will result in any additional substantial value. LecTec’s website is www.lectec.com.

Cautionary Statements
This press release contains forward—looking statements concerning possible or anticipated future results of operations or business developments which are typically preceded by the words “believes,” “wants,” “expects,” “anticipates,” “intends,” “will,” “may,” “should,” or similar expressions. Such forward looking statements are subject to risks and uncertainties which could cause results or developments to differ materially from those indicated in the forward—looking statements. Such risks and uncertainties include, but are not limited to, LecTec’s dependence on royalty payments from Novartis Consumer Health, Inc., which is selling an adult vapor patch licensed from LecTec, LecTec’s dependence on key personnel and Board of Director members, the issuance of new accounting pronouncements, information disseminated on internet message boards from posters expressing opinions that may or may not be factual, the availability of opportunities for license, sale or strategic partner agreements related to patents that LecTec holds, limitations on market expansion opportunities, and other risks and uncertainties detailed from time to time in LecTec’s filings with the Securities and Exchange Commission, and particularly as described in the “Risk Factors” included in our Form 10–K for the year ended December 31, 2010.
Contacts
LecTec Corporation, Greg Freitag, CEO/CFO (903) 832-0993